Exhibit 99.1
Trident Announces Resignation of CFO
SANTA CLARA, Calif., December 19/PRNewswire-FirstCall/ — Trident Microsystems, Inc. (Nasdaq: TRID - News) a leading provider of digital TV technology for the consumer digital video marketplace, today announced the resignation of John S. Edmunds, its Chief Financial Officer, who has accepted a similar position with Inphi Corporation, a privately-held fabless high speed analog components company. Mr. Edmunds will remain with Trident as Chief Financial Officer through January 11, 2008.
Trident has begun a search for a new chief financial officer. Trident also expects to announce the appointment of an acting chief financial officer prior to Mr. Edmunds’ departure in January.
Sylvia Summers, Trident’s Chief Executive Officer, stated, “We want to thank John for his many contributions to Trident since joining the company in 2004. We wish John well in his new position.”
Together with Ms. Summers, Mr. Edmunds will be attending the Consumer Electronics show in Las Vegas on January 6-8, 2008 and the Needham Growth Conference in New York on January 10, 2008.
About Trident Microsystems, Inc.
Trident Microsystems, Inc., with headquarters in Santa Clara, California, designs, develops and markets digital media for the masses in the form of integrated circuits (ICs) for HDTV, LCD TV, PDP TV, DLP TV, DCRT and digital set-top boxes. Trident’s products are sold to a network of OEMs, original design manufacturers and system integrators worldwide. For further information about Trident and its products, please consult the company’s web site: http://www.tridentmicro.com.
Forward Looking Statements
This press release contains forward-looking statements regarding the timing of changes in employment of officers and prospective employees. These forward looking statements are subject to risks and uncertainties, and actual results could differ materially from those projected. Information regarding such risks and uncertainties can be found in the Company’s most recently filed annual report on Form 10-K and other filings that have been made with the SEC.
NOTE: Trident is a registered trademark of Trident Microsystems, Inc. DPTV™, SVP™ WX, SVP™ UX, SVP™ PXP and SVP™ CX are trademarks of Trident Microsystems, Inc. All other company and product names are trademarks and/or registered trademarks of their respective owners. Features, pricing, availability and specifications are subject to change without notice.